UNITED STATES SECURITIES AND EXCHANGE COMMISSION
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EN POINTE TECHNOLOGIES, INC.
(Name of Registrant as Specified In Charter)

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EN POINTE TECHNOLOGIES, INC.
18701 S. FIGUEROA STREET
GARDENA, CALIFORNIA 90248

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MARCH 11, 2008

TO THE STOCKHOLDERS OF EN POINTE TECHNOLOGIES, INC.:

The 2008 Annual Meeting of Stockholders (the “Annual Meeting”) of En Pointe Technologies, Inc. (the “Company”), will be held at 8:00 a.m. on Friday, March 11, 2008, in the Main Conference Room at the Company’s Headquarters, 18701 S. Figueroa Street, Gardena, California 90248, for the following purposes as more fully described in the accompanying Proxy Statement, which is incorporated herein by reference:

(1)	To elect seven (7) directors to the Board of Directorsuntil the next Annual Meeting of Stockholders or until their successors are elected and duly qualified; and

(2)	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The Board of Directors intends to present for election as directors the nominees named in the accompanying Proxy Statement, whose names are incorporated herein by reference.

          Stockholders of record at the close of business on January 17, 2008 will be entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. All stockholders are cordially invited to attend the Annual Meeting in person. STOCKHOLDERS WHO ARE UNABLE TO ATTEND THE ANNUAL MEETING IN PERSON ARE REQUESTED TO COMPLETE AND DATE THE ENCLOSED FORM OF PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. STOCKHOLDERS WHO ATTEND THE ANNUAL MEETING IN PERSON MAY REVOKE THEIR PROXY AND VOTE THEIR SHARES IN PERSON. Stockholders attending the meeting whose shares are held in the name of a broker or other nominee who desire to vote their shares at the meeting should bring with them a proxy or letter from that firm confirming their ownership of shares.

By Order of the Board of Directors

Robert A. Mercer SECRETARY
February 11, 2008

EN POINTE TECHNOLOGIES, INC.
18701 S. FIGUEROA STREET
GARDENA, CALIFORNIA 90248

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MARCH 11, 2008

    This Proxy Statement is furnished to the holders of common stock, par value $0.001 per share (the “common stock”), of En Pointe Technologies, Inc. (the “Company”) in connection with the solicitation by the Board of Directors of the Company of the enclosed proxy for use at the Annual Meeting of Stockholders to be held on Tuesday, March 11, 2008 (the “Annual Meeting”), or at any adjournment thereof. The purposes of the Annual Meeting and the matters to be acted upon are set forth in the accompanying Notice of Annual Meeting of Stockholders. As of the date of this Proxy Statement, the Board of Directors is not aware of any other matters which will come before the Annual Meeting. However, if any other matters properly come before the Annual Meeting, the persons named as proxies will vote on them in accordance with their best judgment.

Solicitation of Proxies

            Proxies for use at the Annual Meeting are being solicited by the Board of Directors of the Company. Proxies will be mailed to stockholders on or about February 11, 2008 and will be solicited chiefly by mail. The Company will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to the beneficial owners of common stock and will reimburse them for their reasonable expenses in so doing. Should it appear desirable to do so in order to ensure adequate representation of shares at the Annual Meeting, officers, agents and employees of the Company may communicate with stockholders, banks, brokerage houses and others by telephone, facsimile, electronic mail or in person to request that proxies be furnished.  All expenses incurred in connection with this solicitation will be borne by the Company. The Company has no present plans to hire special employees or paid solicitors to assist in obtaining proxies, but reserves the option of doing so if it should appear that a quorum at the Annual Meeting otherwise might not be obtained.  The persons named as proxies were designated by the Board of Directors and are directors of the Company.

Revocability and Voting of Proxy

    A proxy for use at the Annual Meeting and a return envelope for the proxy are enclosed. Any stockholder who gives a proxy may revoke it at any time before it is voted by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date, or by voting in person at the Annual Meeting. All proxies properly executed and returned will be voted in accordance with the instructions specified thereon. If no instructions are given, proxies will be voted FOR approval of Proposal No. 1 as set forth in the accompanying Notice of Annual Meeting of Stockholders.

Record Date and Voting Rights

           Only stockholders of record at the close of business on January 17, 2008 are entitled to notice of and to vote at the Annual Meeting or at any adjournment thereof. On January 17, 2008, there were 7,159,193 shares of common stock outstanding; each such share is entitled to one vote on each of the matters to be presented at the Annual Meeting. The holders of a majority of the outstanding shares of common stock present in person or by proxy and entitled to vote, will constitute a quorum at the Annual Meeting.

           For purposes of the quorum and the discussion below regarding the vote necessary to take stockholder action, stockholders of record who are present at the meeting in person or by proxy and who vote for or against, abstain or withhold their vote from a matter, including broker non-votes, are considered stockholders who are present and entitled to vote and count toward the quorum. As used herein, “broker non-vote” means the votes that are not cast on the matter in question by a broker with respect to shares because (i) the broker has not received voting instructions from the beneficial owner on such matter and (ii) such broker lacks discretionary voting authority to vote the shares on such matter. Brokers holding shares of record for beneficial owners generally are entitled to exercise their discretion to vote on the matters included in this proxy statement unless they receive other instructions from their customers. The effect of proxies marked “withheld” or “abstain” as to a particular proposal and broker non-votes is discussed under such proposal to the extent applicable.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

            Currently, there are seven (7) members of the Board of Directors. Unless otherwise instructed, the proxy holders named in the enclosed proxy will vote the proxies received by them for the seven (7) nominees named below. All of the nominees presently are directors of the Company. Directors are elected at each annual stockholders’ meeting to hold office until the next annual meeting or until their successors are elected and have qualified.

            Each nominee has indicated that he or she is willing and able to serve as director if elected. If any nominee becomes unavailable for any reason before the election, the enclosed proxy will be voted for the election of such substitute nominee or nominees, if any, as shall be designated by the Board of Directors. The Board of Directors has no reason to believe that any of the nominees will be unavailable to serve.

    The names and certain information concerning the seven (7) nominees for election as directors are set forth below. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES NAMED BELOW.

Vote Required

           The seven (7) nominees receiving the highest number of affirmative votes of the shares present in person or represented by proxy and entitled to vote for them, a quorum being present, shall be elected as directors. Only votes cast “FOR” a nominee will be counted, except that the accompanying proxy will be voted for all nominees in the absence of instructions to the contrary. Broker non-votes and proxies marked “withheld” as to one or more nominees will result in the respective nominees receiving fewer votes. However, the number of votes otherwise received by the nominee will not be reduced by such action.

Directors

           The nominees, their ages, the year in which each first became a director of the Company and their principal occupations or employment during at least the past five years are as follows :

		Director
Name	Age	Since	Position
Mansoor S. Shah (1) (2) (3)	59	2003	Chairman of the Board
Attiazaz (“Bob”) Din	55	1993	Director, President and Chief Executive Officer
Naureen Din	53	1993	Director and Assistant Secretary
Zubair Ahmed (1)	55	1994	Director
Mark Briggs	51	1998	Director
Edward O. Hunter (2) (3)	60	2003	Director
Timothy J. Lilligren (1)(2) (3)	54	2003	Director

(1)	Member of Nominating Committee.
(2)	Member of Audit Committee.
(3)	Member of Compensation Committee.

    MANSOOR S. SHAH has been a director of the Company since December 2003. Since March 2006, Dr. Shah has served as the Chairman of the Board. Dr. Shah is a full-time practicing physician. Since 1978, Dr. Shah has been President of the Lakewood Primary Care Medical Group where he is responsible for managing and coordinating the medical care of approximately 10,000 patients annually in four Southern California regional hospitals. In addition, in 1996, Dr. Shah was appointed Chairman and Chief Executive Officer of Lakewood Health Plan, Inc., an individual physicians’ association (“IPA”) with a membership of 650 physicians, where he is responsible for the overall management and profitability of the IPA.

    ATTIAZAZ (“BOB”) DIN is a founder of the Company and has served in various capacities with the Company since its inception in January 1993. Mr. Din has served as a director since April 1994, as the Chairman of the Board from January 1996 to March 2006 and as Chief Executive Officer of the Company since January 1996, and as President since March 2002. Mr. Din also previously served as the Company’s President from April 1994 to September 1997 and from January 1999 to May 2000. Prior to founding the Company, from November 1985 to January 1993, Mr. Din served as Chairman of the Board of Directors, President and Chief Executive Officer of InfoSystems Computer Center, a Southern California-based reseller of computer products. Mr. Din currently serves on the Boards of Directors of En Pointe Technologies Sales, Inc., En Pointe Technologies Canada, Inc., The Xyphen Corporation, En Pointe Gov, Inc. (formerly En Pointe Ventures, Inc.), all wholly-owned subsidiaries of the Company, and Premier BPO, Inc. (formerly En Pointe Global Services, Inc.), a consolidated affiliate of the Company. Pursuant to the terms of Mr. Din’s employment agreement, upon the request of Mr. Din the Company is obligated to include him as a management nominee for election to the Board of Directors during the term of such agreement and for a period of five (5) years thereafter (See “Employment Agreements”).

    NAUREEN DIN is a founder of the Company and currently serves as a director of the Company. Mrs. Din has served as a director since January 1993. Mrs. Din has served as the Company’s Assistant Secretary since January 2004. Mrs. Din previously served as Secretary from the Company’s inception in January 1993 to March 2001, as President from the Company’s inception to April 1994, as Chief Executive Officer from the Company’s inception until January 1996 and as Chief Financial Officer from the Company’s inception until October 1995. Mrs. Din also serves as a director on the Board of Development in Literacy, a non-profit organization.

    ZUBAIR AHMED has been a director of the Company since April 1994. Mr. Ahmed previously served as an Executive Vice President of the Company from April 1994 to December 1995 and as Director of Business Development of the Company from April 1994 to May 1996. From January 1989 to April 1993, Mr. Ahmed served as the General Manager of Inter Equipment Establishment, a seller of heavy equipment. From May 1996 to the present, Mr. Ahmed has been an independent investor.

    MARK R. BRIGGS has been a director of the Company since March 1998. Since October 2003, Mr. Briggs has served as the Chairman and Chief Executive Officer of Premier BPO, Inc. (formerly En Pointe Global Services, Inc.), a consolidated affiliate of the Company. From January 1997 to July 2003, Mr. Briggs was the President and Chief Executive Officer of ClientLogic Corporation (formerly Softbank Services Group), a leading outsourcer to the digital marketplace. From January 1993 through the end of 1996, Mr. Briggs served as the President and Chief Executive Officer of Intelligent Electronics, Reseller Division.

    EDWARD O. HUNTER has been a director of the Company since August 2003.  Since December 2006, Mr. Hunter has served as a director of Ovex Technologies (Private) Limited which is a 70% owned subsidiary of the Company and the surviving company to the merger with Ovex Pakistan (Private) Limited, that was effective on October 1, 2006.  Since March 2002, Mr. Hunter has been an attorney of counsel to Robinson & Robinson, LLP, a business transactional and litigation law firm.  From July 2000 to March 2002, Mr. Hunter maintained a private law practice and was Vice President and General Counsel for an international telecommunications joint venture during its start-up development phase. Prior to that, for an approximate nine year period, Mr. Hunter practiced law with LeBoeuf, Lamb, Greene & MacRae, LLP, a large multinational law firm, with emphasis on clients in heavy manufacturing, importation and national distribution. Mr. Hunter also serves as a director for a publicly-held corporation, International Stem Cell Corporation, an early-stage stem cell therapeutics company based in Los Angeles.

    TIMOTHY J. LILLIGREN has been a director of the Company since December 2003. Since December 2006, Mr. Lilligren has also served as a director of En Pointe Technologies India Pvt. Ltd., a wholly-owned subsidiary of the Company. Mr. Lilligren is a practicing CPA, with offices in Manhattan Beach, California. Since 1984 he has conducted his practice as a sole practitioner, offering his clients audit and tax services in a variety of industries. Mr. Lilligren has served on the boards of local non-profit organizations in various capacities including Treasurer. In addition to his practice, Mr. Lilligren is active in Manhattan Beachpolitics and is currently serving as the City Treasurer with responsibility for a portfolio approximating $50 million. In the past, from 1988 through 2001, Mr. Lilligren served as City Clerk, City Councilman, Mayor, and a member of the City Finance Committee of Manhattan Beach.

    Bob Din and Naureen Din are husband and wife. Javed Latif, Chief Financial Officer and Senior Vice President, is the brother-in-law of Bob Din. There are no other family relationships among any of the directors or executive officers of the Company.

Corporate Governance

    Independent Director Determination

    The Board of Directors has determined that, except for Bob and Naureen Din all of the members of the Board are “independent directors” within the meaning of Rule 4200 of the NASDAQ Marketplace Rules.  With respect to the Board of Directors’ determination that Mark Briggs is an “independent director,” in making its determination the Board of Directors also considered that Mr. Briggs serves as the Chairman, Chief Executive Officer and is a significant stockholder of Premier BPO, Inc., a variable interest entity that is consolidated with the Company's financials.  Neither Mr. Din or Mrs. Din nor Mr. Briggs serves on the Audit Committee, the Compensation Committee or the Nominating Committee.

    Board Committees and Meetings

    The Board of Directors of the Company held three (3) meetings and otherwise acted by written consent during the fiscal year ended September 30, 2007.  Each incumbent director attended at least seventy-five percent (75%) of the aggregate of the number of meetings of the Board of Directors and the committees upon which he or she served, except for Naureen Din, Mark Briggs and Zubair Ahmed.  The Company does not currently have a specific policy regarding director attendance at annual stockholder meetings.  However, directors are strongly encouraged to attend annual stockholder meetings. Six of the seven members of the Board of Directors attended the 2007 Annual Meeting of Stockholders.

    Director Education

    Members of the Board of Directors are encouraged to attend continuing education programs regarding directorships and issues related thereto on a regular basis.

    Code of Ethics

            The Company has adopted a code of ethics that is applicable to, among others, its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and other designated officers and employees. The Company has posted such code on its corporate website at http://www.enpointe.com. Any amendment or waiver to the Company’s code of ethics that applies to its directors or executive officers will be posted on its website or in a report filed with the SEC on Form 8-K.

Board Committees

    Audit Committee

    The Company’s Audit Committee is composed entirely of directors who are “independent” as defined in the NASDAQ listing standards. The Company’s Audit Committee for fiscal year 2007 was composed of Messrs. Lilligren, Shah and Hunter. Mr. Lilligren served as the Chairman of the Audit Committee. Assuming the election of management’s nominees to the Board of Directors, the Audit Committee for fiscal year 2008 shall consist of Messrs. Lilligren, Shah and Hunter. The Board of Directors has determined that each of Messrs. Lilligren and Shah qualifies as a “financial expert” as that term is used in the rules and regulations of the Securities and Exchange Commission (the “SEC”).  The principal functions of the Audit Committee are:
  to review and evaluate the adequacy and effectiveness of the Company's system of internal controls;
  to review significant accounting and reporting issues, identify significant risks and exposures and review financial reporting, including the results of the annual audit and the review of quarterly interim financial statements, with auditors and management, as well as review of other disclosures in periodic reports filed with the SEC;
  to review the effectiveness of the Company's compliance with laws and regulations and to follow-up on any fraudulent acts, accounting irregularities, or other violations;
  participate in implementing and monitoring the Company's written code of conduct to select and retain the Company’s independent accountants, review their performance and affirm their independence;
  review and approve all audit and non-audit services provided to the Company by the independent auditors;
  review and pre-approve all related-party transactions that would be subject to disclosure under Item 404 of regulation S-K;
  review and approve policies and procedures dealing with officers' expenses and perquisites;
  review and update the charter at least annually; and
  annually prepare a report to stockholders as required by the SEC.

    The Audit Committee does not itself prepare financial statements or perform audits, and its members are not auditors or certifiers of the Company’s financial statements. The Audit Committee met thirteen (13) times during the fiscal year ended September 30, 2007. The Company adopted its current Audit Committee Charter at a meeting held in March 2007, a copy of which is attached to this Proxy Statement as Appendix A.

    Compensation Committee

   The Company’s Compensation Committee is composed entirely of directors who are “independent” as defined in the NASDAQ listing standards. The Company’s Compensation Committee for fiscal year 2007 was composed of Messrs. Hunter, Shah, and Lilligren. Mr. Hunter served as Chairman of the Compensation Committee. Assuming the election of management’s nominees to the Board of Directors, the Compensation Committee for fiscal year 2008 shall consist of Messrs. Hunter, Shah, and Lilligren. The principal functions of the Compensation Committee are:
  to discharge the Board’s responsibilities relating to compensation of the Company’s directors, officers and other executives;
  to review and recommend to the Board compensation plans, policies and programs intended to attract, retain and appropriately reward Company employees;
  to administer the Company’s 1996 Stock Incentive Plan (which terminated in March 2006) and Employee Stock Purchase Plan (which terminated in October 2006), subject to the provisions set forth in each plan; and
  to consider such other matters as may be referred to the Compensation Committee by the Board of Directors from time to time.
       The Compensation Committee meets no less frequently than annually as circumstances dictate to discuss and determine executive officer and director compensation. The Compensation Committee’s Chairman reports the Committee’s findings and recommendations to the Board of Directors. The Company’s Chief Executive Officer annually reviews the performance of each executive officer (other than the Chief Executive Officer, whose performance is reviewed by the Compensation Committee). The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments and annual award amounts, are presented to the Compensation Committee, who can exercise its discretion in modifying any recommended adjustments or awards to executive officers. See “EXECUTIVE COMPENSATION – Compensation Discussion and Analysis” and “Director Compensation.” The Compensation Committee does not generally retain the services of any compensation consultants, however, from time to time it utilizes the competitive compensation data from public and private sourcesin connection with its annual review. The Compensation Committee has the power to form and delegate authority to subcommittees when appropriate, provided that such subcommittees are composed entirety of directors who would qualify for membership on the Compensation Committee.

    There were three (3) meetings of the Compensation Committee during fiscal 2007.  The Company adopted its current Compensation Committee Charter at a meeting held on September 30, 2005, a copy of which was previously filed as Appendix B to the Company’s Proxy Statement for the 2007 Annual Meeting of Stockholders.

    Nominating Committee

    The Company’s Nominating Committee is composed entirely of directors who are “independent” as defined in the NASDAQ listing standards. The Company’s Nominating Committee for fiscal year 2007 was composed of Messrs. Ahmed, Shah and Lilligren.  Dr. Shah served as Chairman of the Nominating Committee.  Assuming the election of management’s nominees to the Board of Directors, the Nominating Committee for fiscal year 2008 shall consist of Messrs. Ahmed, Shah and Lilligren. The principal functions of the Nominating Committee are:
  to assist the Board of Directors by identifying individuals qualified to become members, and to recommend to the Board of Directors the director nominees for the next annual meeting of stockholders;
  to recommend to the Board of Directors corporate governance guidelines and changes thereto;
  to ensure that the Board of Directors and the Company’s charter and bylaws are structured in a way that best serves the Company’s practices and objectives;
  to lead the Board of Directors in its annual review of the Board of Directors’ performance; and
  to recommend to the Board of Directors director nominees for each committee.

    Stockholders may recommend to the Board of Directors nominees for election as directors by writing to the Chief Executive Officer of the Company at the address of the Company’s principal executive offices, as set forth on the first page of this Proxy Statement, not less than 120 days prior to the first anniversary of the date on which the proxy materials for the prior year’s annual meeting were first sent to the Company’s stockholders. The Chief Executive Officer will relay all such recommendations to the Nominating Committee. No director nominations by stockholders have been received as of the filing of this Proxy Statement.

    Candidates for director, whether nominated by stockholders, by current directors or by management, are submitted to the Nominating Committee for evaluation. The Nominating Committee does not evaluate nominees recommended by stockholders differently from its evaluation of other director nominees. The Nominating Committee screens the candidates, conducts reference checks and interviews. In evaluating the suitability of candidates to serve on the Board of Directors, including stockholder nominees, the Nominating Committee seeks candidates who are “independent” as defined in the NASDAQ rules and meet certain selection criteria, including:
  each director should be an individual of the highest character and integrity and have an inquiring mind, vision and the ability to work well with others;
  each director should be free of any conflict of interests which would violate applicable law or regulations or interfere with the proper performance of the responsibilities of a director;
  each director should possess substantial and significant experience which would be of particular importance to the Company in the performance of the duties of a director;
  each director should have sufficient time available to devote to the affairs of the Company in order to carry out the responsibilities of a director; and
  each director should have the capacity and desire to represent the balanced, best interests of the stockholders of the Company as a whole and not primarily a special interest group or constituency.
    Prior to any meeting involving the election of directors, the Nominating Committee evaluates the candidates based on the foregoing suitability criteria and recommends the most qualified candidates to the Board of Directors. The selection criteria of the Nominating Committee are more fully set forth in the Nominating Committee charter, adopted by the Board of Directors on October 28, 2004, a copy of which is posted on the Company’s website at http://www.enpointe.com. The Nominating Committee met one (1) time during fiscal 2007.

Compensation Committee Interlocks and Insider Participation

       The members of the Company’s Compensation Committee during the fiscal year ended September 30, 2007 consisted of Messrs. Hunter, Shah and Lilligren, none of whom serves or has served as an executive officer or employee of the Company or any of its subsidiaries. The Company is not aware of any “compensation committee interlocks” that existed during fiscal 2007.

Executive Officers

       The Company has five executive officers as follows, each of whom serves at the discretion of the Board of Directors:

Name	Age	Position
Attiazaz (“Bob”) Din	55	President and Chief Executive Officer
Javed Latif	58	Senior Vice President and Chief Financial Officer
Kevin B. Schatzle	46	Senior Vice President of Sales and Services
David L. Mochalski	48	Vice President of Sales
Richard R. Emil	40	Vice President of Service

        A biographical summary regarding Mr. Attiazaz (“Bob”) Din is set forth in Proposal No. 1 under the heading “Directors.” Biographical information with respect to the Company’s other executive officers is set forth below:

       JAVED LATIF rejoined the Company as Senior Vice President of Operations in August 2002 and was appointed Chief Financial Officer in February 2004. Prior to that time, he served as a consultant to the Company from August 2001 until August 2002. From September 2000 until August 2001, Mr. Latif served as the Controller for SupplyAccess, Inc., a former affiliate of the Company. From January 1999 through June 2000, Mr. Latif served as Executive Vice President and Chief Financial Officer of the Company. Prior to assuming the Chief Financial Officer duties in January 1999, Mr. Latif was Executive Vice President of the Company from May 1994 to January 1999.

       KEVIN B. SCHATZLE rejoined the Company as Senior Vice President of Sales in March 2002 and in 2006 was appointed Senior Vice President of Sales and Services. From October 1999 until March 2002, Mr. Schatzle served as the President of SupplyAccess, Inc., a former affiliate of the Company.  Prior to that, from July 1995 until October 1999, Mr. Schatzle served as Senior Vice President of the Company. SupplyAccess, Inc. ceased operations in April 2002 and assigned its assets for the benefit of creditors.

       DAVID L. MOCHALSKI has served as Vice President of Sales since November of 2003. From May 2002 through October 2003, Mr. Mochalski served as Director of Sales. He joined the Company as Director of EBusiness in January 2002 and served in that position until May 2002. Prior to joining the Company, Mr. Mochalski was Director of Sales for SupplyAccess, Inc., a former affiliate of the Company, from May 2000 through December 2001.  Prior to May 2000, Mr. Mochalski was a Major Account Manager for Hewlett-Packard Co. serving 13 years with that company.

       RICHARD R. EMIL has served as Vice President of Service since October 2005 with accountability for the Company’s overall service organization including profitability, operations, program management, service delivery, sales and business development. Mr. Emil started with the Company in September 2002 as Director of Enterprise Solutions, with central responsibilities for solution development, service sales and business development. In April 2004, Mr. Emil was promoted to Vice President of Service Sales, which expanded his duties to include account expansion and retention, branch sales development and national sales. Prior to joining the Company from May 2000 to September 2002, Mr. Emil served as Strategic Account Sales Manager at Northrop Grumman Information Technology, a sector of Northrop Grumman Corporation with accountability for enterprise service sales for the western half of the nation.

CERTAIN TRANSACTIONS

       See ‘‘EXECUTIVE COMPENSATION — Employment Agreements’’ for a description of certain arrangements and transactions with executive officers and directors.  During fiscal 2007, certain members of Mr. Din’s family were employed by the Company and earned the following compensation in excess of $120,000 (including bonus and commissions, where applicable):

Name	Relationship	Position	Compensation
Shahzad Munawar	Brother	Chief Information Officer	$283,125
Waseem Munawar	Brother	Manager of EDI purchasing	$125,483
Ali Din	Son	Director of Marketing	$120,000

   The foregoing relatives of Mr. Din continue to be employed by the Company during fiscal 2008.  The employment arrangements were approved by both the Compensation Committee and the Audit Committee.

    On October 29, 2007, the Company entered into a lease agreement its new corporate headquarters.  The property leased is a two story office building with 29,032 square feet of office space in Carson, California. The lease is for a period of seven years commencing on November 1, 2007. The lease requires monthly payments of $48,483.44 for the first year and contains an annual base rent increase of 3% that is effective for each November 1 for the succeeding six years. There is an option to extend the lease for two additional five year periods. Each of the two option periods to extend the lease contain the same base rent increases of 3% as found in the original lease. The scheduled monthly payments under the lease extension options are at the same original base monthly rate of $48,483.44 plus the sum of the accumulated annual 3% base rent increases to date.  A security deposit of $96,966.88 was due upon execution of the lease. The lessee is responsible for the payment of real property taxes on the leased premises as well as for all utilities and services.

    The lessor of the leased corporate headquarters, Dominguez Channel, LLC, is 85% owned by Bob Din, the Chief Executive Officer of the Company, and four members of his immediate family, two of whom are employees, Ali Din and Waseem Munawar, and another a director of the Company, Naureen Din. The terms and provisions of the lease agreement were reviewed and unanimously approved on August 8, 2007 by the Company's Audit Committee, comprised of disinterested directors.

     Pursuant to the Company’s Audit Committee charter, the Company’s executive officers, directors, nominees for directors and principal stockholders, including their immediate family members and affiliates, are prohibited from entering into a related party transaction with the Company that would be reportable under Item 404 of Regulation S-K without the prior approval of its Audit Committee (or other independent committee of the Board of Directors in cases where it is inappropriate for the Audit Committee to review such transaction due to a conflict of interest). Any request for the Company to enter into a transaction with an executive officer, director, nominee for director, principal stockholder or any of such persons’ immediate family members or affiliates that would be reportable under Item 404 of Regulation S-K must first be presented to the Audit Committee for review, consideration and approval. In approving or rejecting the proposed agreement, the Audit Committee will consider the relevant facts and circumstances available and deemed relevant, including but not limited to, the risks, costs, and benefits to the Company, the terms of the transactions, the availability of other sources for comparable services or products, and, if applicable, the impact on director independence. The Audit Committee shall only approve those agreements that, in light of known circumstances, are in or are not inconsistent with, the Company’s best interests, as determined in good faith by the Audit Committee.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

       Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s directors, officers and any persons holding ten percent (10%) or more of the Company’s common stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Such filing persons or entities are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms that they file.

       Based solely upon its review of the copies of Forms 3, 4 and 5 and amendments thereto furnished to the Company, or written representations that no other reports were required, the Company believes that all filing requirements under Section 16(a) of the Exchange Act applicable to its directors, officers and any persons holding ten percent (10%) or more of the Company’s common stock, were made with respect to the Company’s fiscal year ended September 30, 2007.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

           The following table sets forth, to the knowledge of the Company, certain information regarding the beneficial ownership of common stock as of January 17, 2008 by (i) each stockholder who is known by the Company to own beneficially more than five percent of the Company’s outstanding common stock, (ii) each director and nominee for director of the Company, (iii) each of the Company’s executive officers named in the Summary Compensation Table (see “Executive Compensation”) and (iv) by all executive officers and directors of the Company as a group. The information as to each person or entity has been furnished by such person or group.

	Shares Beneficially Owned (1)
Name of Beneficial Owner	Number	Percentage
Attiazaz “Bob” Din (2)(3)	738,802	10.1%
Naureen Din (2)(3)	738,802	10.1%
Zubair Ahmed (4)	692,396	9.6%
Kevin Schatzle (5)	195,398	2.7%
Javed Latif (6)	175,000	2.4%
Mark Briggs (7)	64,000	*
Edward Hunter (8)	50,000	*
Mansoor Shah (8)	50,000	*
Timothy Lilligren (8)	50,000	*
David Mochalski (9)	45,000	*
Richard Emil (10)	30,000	*
Mediha Din (11)	485,912	6.8%
Daniel Zeff (12) c/o Zeff Holding Company, LLC 50 California Street, Suite 1500 San Francisco, California 94111	359,726	5.0%
All executive officers and directors as a group (11 persons)(13)	2,829,398	34.6%

* Less than 1%.

(1)
Applicable percentage of ownership at January 17, 2008, is based upon 7,159,193 shares of common stock outstanding. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to shares shown as beneficially owned. All shares of common stock subject to options were made fully vested and exercisable as of July 20, 2005 and those unexercised as of January 17, 2008 are deemed outstanding for computing the shares and percentage ownership of the person holding such options or warrants, but are not deemed outstanding for computing the percentage ownership of any other person or entity. Except as otherwise indicated, and subject to community property laws where applicable, to the knowledge of the Company the persons listed above have sole voting and investment power with respect to all shares shown as beneficially owned by them. Unless otherwise specified, the address for each beneficial owner is the Company’s principal executive offices, 18701 Figueroa Street, Gardena, California 90248.

(2)
Bob and Naureen Din are married, and each may therefore be deemed to have a beneficial interest in each other’s shares of common stock. However, Mr. and Mrs. Din have each disclaimed beneficial ownership in each other’s shares. The number of shares reported for Mr. and Mrs. Din each, including unexercised options that are fully vested and exercisable, reflects 50% of the total number of shares beneficially owned by Mr. and Mrs. Din together in either of their names.

(3)	Includes 175,000 shares of common stock subject to options, all of which are immediately exercisable.

(4)	Includes 50,000 shares of common stock subject to options, all of which are immediately exercisable.

(5)	Includes 171,400 shares of common stock subject to options, all of which are immediately exercisable.

(6)	Includes 165,000 shares of common stock subject to options, all of which are immediately exercisable.

(7)	Includes 55,000 shares of common stock subject to options, all of which are immediatelyexercisable. Includes 5,000 shares of common stock held in joint tenancy with spouse.

(8)	Consists of 50,000 shares of common stock subject to options, all of which are immediately exercisable.

(9)	Consists of 45,000 shares of common stock subject to options, all of which are immediately exercisable.

(10)	Consists of 30,000 shares of common stock subject to options, all of which are immediately exercisable.

(11)	Consists of shares of common stock held in trust for the benefit of Mediha Din, daughter of Mr. and Mrs. Din.

(12)
Based on a Schedule 13G dated March 29, 2007, filed with the Securities and Exchange Commission by Daniel Zeff, which reflects his beneficial ownership as of March 23, 2007. The Schedule 13-G states that Mr. Zeff has sole voting and dispositive power over 359,726 shares of common stock comprised of 244,481 shares held by Zeff Capital Partners I, L.P. and 115,245 shares held by Spectrum Galaxy Fund Ltd.

(13)	Includes 1,016,400 shares of common stock subject to options, all of which are immediately exercisable.

    The Company is not aware of any arrangements that may at a subsequent date result in a change of control of the Company.

Stockholder Communications with Directors

    Stockholders may communicate directly with the Board of Directors or any member of the Board of Directors by writing to the Board or a specific member at the following address: c/o En Pointe Technologies, Inc., 18701 S. Figueroa Street, Gardena, California 90248.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Overview

    The Company’s executive compensation program is overseen by the Compensation Committee of the Company’s Board of Directors.  The basic responsibility of the Committee is to review the performance of the officers and key employees toward achieving the Company’s strategic goals and to help ensure that the Company is able to attract and retain people who can lead the Company to achieve those goals.  One of the Company’s primary strategic goals is to improve stockholder value while meeting its objectives for customer satisfaction, improved sales and financial performance, sound corporate governance and competitive advantage.  The Company’s current emphases on controlling costs and improving profit margins on a consistent basis are also important factors which affect the Company’s compensation decisions.  The Committee’s goal is to work with management to balance the Company’s financial goals and circumstances with the need to attract, motivate and retain the fully qualified and capable people the Company needs to meet and surpass its customers’ and stockholders’ expectations in the highly-competitive information technology industry.

Compensation Philosophy and Objectives

    The core of the Company’s executive compensation philosophy is to pay for performance.  To that end, incentive bonus targets are set each year to reward excellent executive performance based upon the achievement of specific quarterly profit objectives by business segment and the Company’s overall profitability.  If the Company does not record a net overall profit for a given quarter, personal and segment incentives are not payable, thus stimulating all executives to assume broad responsibility for the Company’s overall financial welfare and performance.

The Committee’s guiding principles are as follows:
  Work with management to provide a compensation program that recognizes individual contributions as well as the Company’s overall business results;
  Provide reasonable levels of total compensation which will enable the Company to attract and retain qualified and capable executive talent within its industry while also considering the Company’s current goals of controlling costs and effecting consistent improvements in its overall financial condition;
  Motivate executive officers to deliver optimum individual and departmental performance;
  Develop and reward a leadership team that is capable of successfully operating and growing an increasingly competitive and complex business in a rapidly changing industry;
  Ensure that executive compensation-related disclosures are made to the public on a timely basis.
Role of the Compensation Committee

The Compensation Committee sets and approves the Chief Executive Officer’s total compensation within the parameters of the Chief Executive’s employment agreement, as modified from time to time by mutual agreement.  The compensation of all other executive officers is recommended by the Chief Executive Officer and, after review and analysis, approved by the Compensation Committee.  The Compensation Committee met three (3) times during fiscal 2007.  The specifics of the responsibilities of the Compensation Committee are set forth in the Compensation Committee Charter, which was reviewed and approved by the Company’s Board of Directors on September 30, 2005.  Under that Charter, the key responsibilities of the Compensation Committee include:
  Review and approve from time to time the compensation structure and compensation for the Chief Executive Officer, including base salary, benefits, bonus, incentive and equity compensation (if any), within the parameters of his employment agreement as amended. The full Board of Directors’ evaluation of the Chief Executive Officer’s performance will be considered in setting his incentives. The Committee seeks to maintain an appropriate balance, in light of overall Company performance and net profitability, between the compensation of the Chief Executive Officer and the compensation of other officers and employees generally.
  Review and approve on approximately an annual basis the compensation structure and compensation for the Company’s directors, officers and other key executives (other than the Chief Executive Officer), including base salary, incentive bonuses and equity compensation, if any. The Committee may also make any interim adjustments in any such compensation or plan as the Committee may deem appropriate, or as may be requested by the full Board of Directors or by senior management from time to time.
  Provide consultation and oversight of senior management’s decisions concerning the compensation of management, including evaluation procedures for Company officers and other executives deemed eligible for performance incentives (bonuses) or equity compensation.

  Review and approve compensation packages for new executives and, as needed, termination packages for departing officers or other executives.
  Review and, as deemed necessary or desirable, oversee the administration of the Company’s 1996 Stock Incentive Plan and Employee Stock Purchase Plan, both of which expired in 2006 by their own terms (and which to date have not be renewed or replaced).
  Assist the Board of Directors and management in developing and evaluating potential candidates for executive positions.  Lead the Board of Directors in its succession-planning initiatives for the Chief Executive Officer and other senior officers.
  Oversee preparation of a report on executive compensation as required for inclusion in the Company’s annual proxy statement.
Role of Management in the Compensation Determination Process

The Company’s senior management team, primarily the Chief Executive Officer and the Chief Financial Officer, support the Committee in the executive compensation decision-making process.  At the request of the Compensation Committee, the Chief Executive Officer presents his performance assessment and recommendations to the Committee regarding base salaries, incentive targets and profitability ranges, incentive plan structure and other compensation-related matters of the Company’s executives.  However, the Chief Executive Officer and other management personnel typically do not attend Compensation Committee meetings, nor do they participate in the Committee’s deliberations.

Role of Compensation Consultant

The Compensation Committee has decided not to utilize the services of a paid compensation consultant after conducting interviews and concluding that such a consultant would provide insufficient value for the cost thereof, given the Company’s current profit margins.  Instead, the Committee has from time to time obtained competitive compensation data from public and private sources and used them to evaluate the competitiveness of the Company’s executive compensation plans.  The Committee plans to continue this cost-effective approach for the foreseeable future, rather than incurring the costs of a paid consultant.  However, the Committee may revisit this topic at appropriate intervals in the future as the Company’s needs or circumstances may change.

Total Compensation for Executive Officers

The compensation packages offered to the Company’s executive officers are comprised of one or more of the following elements:
  Base salary;
  Quarterly and annual cash bonus incentives; and
  Long term equity -based incentive compensation
    The Company does not have any formal policies which dictate the amount to be paid with respect to each element, nor does it have any policies which dictate the relative proportion of the various elements.  The Company also does not have any formal policies for allocating between cash and non-cash compensation or short-term and long-term compensation.  Instead, the Company relies on the judgment of the Compensation Committee and input and feedback from the management team, including in particular the Chief Executive Officer and the Chief Financial Officer.  The Committee has no plans to adopt any such formulas, ratios or other such targets that might artificially dilute the Company’s effectiveness in achieving its overall net-profit objectives.  In fact, all of the Company’s compensation policy decisions are made in the context its current financial position and subordinated to the Company’s ability to achieve overall profitability on an annual basis as a primary consideration.  Each of the compensation components is described in more detail below.

Base Salary

    The Company provides executive officers and other employees with base salary to compensate them for services rendered during the fiscal year. The purpose of base salary is to reward effective fulfillment of the assigned job responsibilities, and to reflect the position’s relative value to the Company and competitiveness of the executive job market.  Base salaries for executive officers are determined based on the nature and responsibility of the position, salary norms (if any) for comparable positions, the expertise and effectiveness of the individual executive, and the competitiveness of the market for the executive officer’s services.

The Company has successfully held most base salaries at the low end of the competitive range in order to reduce its overall cost structure and to achieve systematic improvement in the financial performance of the business since early 2003, without incurring a large turnover in executive talent and leadership.  In this pay-for-performance process, the Company has placed increasing emphasis on profit-based compensation payments for each executive officer, as well as for members of the Company’s Board of Directors.

Any so-called “merit increases” for the Company’s executive officers are subject to the same budgetary constraints as apply to all other employees and operating departments.  Executive officer salaries are evaluated as part of the Company’s annual review process and may be adjusted where justified in the context of the Company’s current focus on net profitability and controlling expenses.   The base salary of the Chief Executive Officer is defined and approved by the Compensation Committee within the parameters of the existing employment agreement.  The base salary of all other executive officers is recommended by the Chief Executive Officer and approved by the Compensation Committee.

Quarterly and Annual Cash Bonus Incentives

    The Company’s policy is to make a substantial portion of each executive’s compensation contingent upon the Company’s basic financial performance as well as upon his or her own level of performance and contribution to the business or segment of the Company’s operations.  The achievement of specific strategic and individual goals is intended to correlate with the creation of quarterly and longer-term stockholder value.  Profit-related quarterly and annual bonus incentives allow the Company to offer a reasonably competitive total compensation package despite relatively lower base salaries, while directly aligning each executive’s performance with the Company’s overall financial performance.  Quarterly and annual bonus incentives and ranges are recommended by the Chief Executive Officer with oversight and approval of the Compensation Committee.

    Each executive’s individual objectives are intended to be closely aligned with the Company's overall strategic objectives, and the financial targets are focused on quarterly measures of net income after any bonus deduction.  Ranges of profitability in terms of net income are fixed by the Compensation Committee on recommendations received from the Chief Executive Officer, typically in four ranges of ascending net income. Achievement of net income in the first range results in quarterly incentive payments to each eligible executive of 100% of his or her bonus amount, as awarded annually by the Compensation Committee; and in the highest range, a bonus of 145% can be earned. Thus, if targets are met each quarter throughout the year, the total annual incentive bonus payments can range from 100% to 145% of each executive’s annual bonus plan for each executive other than the Chief Executive Officer. Unfortunately, competitive pressures and shrinking profit margins have prevented the Company from achieving its minimal profitability goals each quarter, thus substantially reducing management'seligibility for bonus payments under this structure. On the other hand, sufficient profits were achieved during the fiscal year ended September 30, 2007 to generate some bonus payments for each of the Company’s eligible officers, executives and directors (other than the Chief Executive Officer).

    Specifically, for the full fiscal year ended September 30, 2007, approximately 47% of the maximum potential bonus incentives were paid out to the Company’s named executive officers (other than the Chief Executive Officer who received no bonus or incentive award during the year). While the Company did achieve an improvement in earnings as compared to fiscal 2006, it did not reach the minimum profitability ranges in two of the four fiscal quarters of the year and thus the incentive compensation tied to those quarterly targets was not earned or paid. The aggregate bonus incentives paid to the Named Executive Officers are set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table in this Proxy Statement.

Long-Term Equity-Based Incentive Compensation

    In recent years, due to shrinking profit-margins and wide and disturbing fluctuations in the U.S. equities markets generally and the Company’s market segment in particular, the Compensation Committee has concluded that long-term stock-related compensation has very limited if any value as an employee incentive or retention tool.  Unlike some historical patterns that richly rewarded long-term loyalty and retention, most of the Company’s equity-based incentive awards have proved to have little or no value to the recipient.

    Beginning in 2005, U.S.accounting rules required the Company to expense any stock option awards according to a formula which could impose a costly charge on the Company’s income statements, thereby burdening or erasing its fragile profit margins.  Under the circumstances, the Company elected to end the granting of stock options and awards to avoid the adverse effects of such expenses.  Subsequently, as noted above, both the Company’s 1996 Stock Incentive Plan and the Employee Stock Purchase Plan expired in 2006 by their own terms.  To date, neither plan has been renewed and there is no current plan to do so within the foreseeable future.

    Nevertheless, the Company aims to align its executive officers’ interests with those of its stockholders by enhancing the link between the creation of sustainable profits and, in turn, improved stockholder value through the profit-related executive incentive compensation plan described above.  The Compensation Committee believes that by increasing profit margins on a continuing basis the Company can derive long-term growth in stockholder value as reflected in the Company’s market price per share.  This concept has been validated during prior periods of the Company’s sustained quarter-to-quarter profitability, but is undone when the Company is unable to generate back-to-back repeating quarters of profitable operations.

Prior to 2005, employees at all levels had been awarded non-qualified stock options. All stock options were awarded at or above the market price of the underlying stock at the time of the award.  Restricted stock grants based on performance may be awarded by the Compensation Committee, although none have been awarded to any executive officers in recent years.  The authority to make grants of equity incentive awards rests with the Compensation Committee, subject to ratification by the full Board of Directors.

Non-Qualified Stock Options.  In fiscal 2007, the Company did not award any stock options to the Named Executive Officers or any of its other employees or directors.  Historically, the number of stock options granted to an executive officer is based upon the executive officer’s position and level of responsibility.  The Company does not issue discounted stock options or permit the repricing or reissue of previously issued options.  Stock options have a ten (10) year term and generally vest ratably over either a three-year or four-year period.  The Company utilizes the Black-Scholes option pricing model for valuing stock option awards.

Restricted Stock. In fiscal 2007, the Company did not award any shares of restricted common stock to the Named Executive Officers or to any of its other employees or directors.  As with stock options, the number of shares of restricted stock that may be awarded to a Named Executive Officer in the future, if any, will be based upon the executive’s position and level of responsibility.  The authority to make grants of restricted stock rests with the Compensation Committee, subject to ratification by the full Board of Directors.

Non-Qualified Deferred Compensation

The Company does not currently sponsor any non-qualified deferred compensation plans on behalf of the Named Executive Officers or other management personnel.  Likewise, the Company does not have any current plans to implement such a program.

Pension Benefits

The Company does not currently sponsor any pension plans for the benefit of the Named Executive Officers or other members of management.  Additionally, the Company does not have any current plans to implement such a program.

Perquisites and Other Benefits

The Company provides its executive officers with various health and welfare programs and other employee benefits which are generally available on the same cost-sharing basis to all of its employees.  However, in keeping with the Company’s policy of controlling costs in connection with its profitability objectives, it does not provide any significant perquisites or other special benefits to its executive officers like payment of club memberships, financial planning, executive dining rooms or special transportation rights.  The Company does not own an airplane or provide aircraft for executives for business or personal purposes.

Employment Agreements

See “EXECUTIVE COMPENSATION—Employment Agreements” for a discussion regarding the Company’s employment agreements with the Named Executive Officers.  The severance and change-of-control provisions set forth in the employment agreements are summarized in this Proxy Statement under the heading “Potential Payments upon Termination of Employment or Change-in-Control.”

Tax and Accounting Implications

The Compensation Committee is also responsible for considering the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that it may not deduct non-performance-based compensation of more than $1,000,000 that is paid to its executive officers.  The Company believes that the compensation paid under the current management incentive programs is fully deductible for federal income tax purposes.  In certain situations, the Committee may approve compensation that will not meet the requirements for deductibility in order to ensure competitive levels of compensation for its executives and to meet its obligations under the terms of various incentive programs.  However, the issue of deductibility has not come before the Committee in recent years and is not expected to be a concern for the foreseeable future, for the reasons noted under Base Salary above.

Compensation Committee Report

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

 The Compensation Committee of the Board of Directors

 Edward Hunter
 Mansoor Shah
 Timothy Lilligren

Executive Compensation

Summary CompensationTable

    The following table shows the total compensation paid or accrued to the Chief Executive Officer, the Chief Financial Officerand the three other most highly compensated executive officers of the Company (the ''Named Executive Officers’’), who were employed by the Company (or a wholly-owned subsidiary) during the fiscal year ended September 30, 2007.

						Non-Equity	Nonqualified	All
						Incentive	Deferred	Other
						Plan	Compen-	Compen-
				Stock	Option	Compen-	sation	sation
	FISCAL	SALARY	BONUS	Awards	Awards	sation	Earnings	(1)		Total
NAME AND PRINCIPAL POSITION	YEAR	($)	($)	($)	($)	($)	($)	($)		($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)		(j)

Attiazaz ("Bob") Din	2007	650,000	--	--	--	--	--	31,059	(2)	681,059
Chief Executive Officer and President

Javed Latif	2007	175,000	--	--	--	115,625	--	--		290,625
Chief Financial Officer and Senior Vice President

Kevin B. Schatzle	2007	150,000	--	--	--	112,500	--	--		262,500
Senior Vice President of Sales

David Mochalski	2007	135,000	--	--	--	73,125	--	6,651	(3)	214,776
Vice President of Sales

Richard R. Emil	2007	150,000	--	--	--	34,375	--	93,176	(3)	277,551
Vice President of Services

(1)
In accordance with SEC rules, “Other Annual Compensation” in the form of perquisites and other personal benefits has been omitted where the aggregate amount of such perquisites and other personal benefits was less than $10,000.

(2)	Consists of lease payments for an automobile.
(3)	Consists of commission income.

    The following table shows the grants of awards under the Company’s non-equity incentive payouts plan to the Named Executive Officers during the fiscal year ended September 30, 2007.

		Estimated Possible Payouts
		Under Non-Equity Incentive Payouts Plan Awards
	Grant		$
NAME AND PRINCIPAL POSITION	Date	Min	Target	Max
(a)	(b)	(c)	(d)	(e)

Attiazaz ("Bob") Din	--	--	--	--
Chief Executive Officer and President

Javed Latif	04/01/07	100,000	175,000	253,750
Chief Financial Officer and Senior Vice President

Kevin B. Schatzle	04/01/07	100,000	150,000	217,500
Senior Vice President of Sales

David Mochalski	04/01/07	65,000	65,000	94,250
Vice President of Sales

Richard R. Emil	04/01/07	--	100,000	145,000
Vice President of Services

Target % estimate of bonus at $350,000 quarterly profit			100%
Maximum % estimate of bonus at $2,000,000 quarterly profit				145%

Narrative to Summary Compensation Table and Grants of Plan Based Awards Table

See “Compensation Discussion and Analysis” and “Employment Agreements” for further discussion of compensation arrangements pursuant to which the amounts listed under the Summary Compensation Table and Grants of Plan-Based Awards Table were paid or awarded and the criteria for such payment or award.

Outstanding Equity Awards at Fiscal Year End Table

 There were no outstanding stock awards as of September 30, 2007.  The following table relates solely to outstanding stock option awards as of September 30, 2007 held by the Named Executive Officers.  All stock options described below are fully-vested and have ten year terms from the date of grant.

			Equity Incentive
			Plan Awards:
			Number of
	Number of Securities Underlying		Securities Under-	Option
	Unexercised Options		Lying Unexercised	Exercise	Option
	#	#	Unearned Options	Price	Expiration
NAME	Exercisable	Unexercisable	#	$	Date

Attiazaz ("Bob") Din	50,000	--	--	1.94	05/14/11
	250,000	--	--	2.10	10/01/14
Kevin Schatzle	20,000	--	--	7.81	08/11/08
	132,000	--	--	1.31	03/18/12
Javed Latif	90,000	--	--	1.25	10/01/12
	75,000	--	--	2.70	04/01/14
David Mochalski	30,000	--	--	1.77	01/18/12
	10,000	--	--	1.25	10/01/12
	5,000	--	--	2.70	04/01/14
Richard R. Emil	30,000	--	--	2.70	04/01/14

Options Exercised and Stock Vested

None of the Company’s Named Executive Officers exercised any stock options, SARs or similar instruments or vested any stock, including restricted stock, restricted stock units or similar instruments, during the fiscal year ended September 30, 2007.

Potential Payments upon Termination or Change in Control

The table below reflects the amount of compensation payable to each of the Named Executive Officers of the Company in the event of termination of each Named Executive Officer’s employment.  The amount of compensation payable to each Named Executive Officer in the event of death or disability, for cause termination, voluntary termination, termination without cause or for good reason, and termination following a change of control is shown below.  The amounts shown assume such termination was effective as of September 30, 2007, and thus includes amounts earned through such time and are estimates of the amounts that would be paid out to the Named Executive Officers upon their termination.  However, the actual amounts to be paid out can only be determined at the time of such Named Executive Officer’s separation from the Company.

    Payments Made upon Termination

Regardless of the manner in which a Named Executive Officer’s employment terminates, he or she may be entitled to receive amounts earned during the term of his or her employment. Such amounts include stock options awarded under the Company’s 1996 Stock Option Plan (which Plan terminated by its terms in March 2006) and unused vacation pay.

Additionally, the Company has entered into an agreement with Bob Din, the Company’s President and Chief Executive Officer, pursuant to which if his employment is terminated by the Company without “cause,” as defined in the employment agreement, or by Mr. Din for “good reason,” as defined in the employment agreement, and other than in connection with an “unapproved change in control,” as defined in the employment agreement, Mr. Din will be entitled to receive, as severance pay, subject to certain conditions, monthly salary payments in the amount of Mr. Din’s current salary for a period of five (5) years, the payment of certain additional benefits, such as health insurance for the same term, and continuation of lease payments on his automobile for the same term (which automobile shall be transferred to his name at the end of such term without any additional consideration), and gross up payments to cover additional taxes as a result of such benefits, including any excise taxes.  In such event, Mr. Din’s employment agreement also provides for full acceleration of vesting of all stock options he holds as well as extension of exercisability for the duration of the term of such options.  In the event that Mr. Din secures a substantial employment during the term of his severance payout, his employment agreement provides for a reduced payout.  Termination for “cause” or without “good reason” results in no additional severance payments being made by the Company under his employment agreement.

Further, the Company has entered into an agreement with Javed Latif, the Company’s Chief Financial Officer, pursuant to which if his employment is terminated by the Company without “cause,” as defined in the employment agreement, or by Mr. Latif for “good reason,” as defined in the employment agreement, Mr. Latif will be entitled to receive, as severance pay, an amount equal to six (6) months of his then-current base salary.

    Payments Made upon Death or Disability

In the event of the death or disability of a Named Executive Officer, in addition to the benefits listed in the first paragraph under the heading, “Payments Made Upon Termination” above, the Named Executive Officer will receive benefits under the Company’s disability plan or payments under the Company’s life insurance plan, as appropriate.

Additionally, in the case of termination due to death or disability, Mr. Din’s employment agreement provides for a severance payment equal to his base salary for a period of three (3) years, and benefits for a five (5) year term if termination is due to disability.  Such benefits include, without limitation, health insurance and continuation of lease payments on his automobile for the same term (which automobile shall be transferred to his name at the end of such term without any additional consideration), and gross up payments to cover additional taxes as a result of such benefits, including any excise taxes. In such event, Mr. Din’s employment agreement also provides for acceleration of vesting of all stock options he holds for an additional three (3) year period as well as extension of exercisability for the duration of the term of such options.  In the event that Mr. Din secures a substantial employment during the term of his severance payout, his employment agreement provides for a reduced payout.

Further, pursuant to the terms of Mr. Latif’s employment agreement, in the event that Mr. Latif’s employment is terminated because of his death or disability, Mr. Latif will be entitled to receive, as severance pay, an amount equal to six (6) months of his then-current base salary.

    Payment Made upon a Change of Control

    Pursuant to the terms of Mr. Din’s employment agreement, if his employment is terminated by the Company within thirty (30) days following an “unapproved change of control"(other than termination for “cause” or by reason of death or disability) or if he terminates his employment in certain circumstances defined in the agreement that constitute “good reason”, then in addition to the benefits listed in the first paragraph under the heading “Payments Made Upon Termination”, Mr. Din will receive a lump sum severance payment of four (4) times his annual base salary within ninety (90) days of termination and will be entitled to the payment of additional benefits, including health insurance, for a five (5) year period thereafter, continuation of lease payments on his automobile for the same term (which automobile shall be transferred to his name at the end of such term without any additional consideration), and gross up payments to cover additional taxes as a result of such benefits, including any excise taxes.  Additionally, pursuant to the terms of Mr. Din’s employment agreement all stock options then held by Mr. Din will automatically vest in full and become exercisablefor the duration of their terms.

    The following tables show the potential payments upon death or disability, termination or a change of control of the Company for each of the Named Executive Officers.  For purposes of disclosures, the table assumes that the death or disability, termination or a change of control occurred as of September 30, 2007.  This table should be read in conjunction with the foregoing disclosures regarding employment agreements and other obligations of the Company.

					Termination	Termination
					Without Cause	in Connection
		Death or	Termination	Voluntary	Or For Good	With Change
	Executive Benefits and	Disability	for Cause	Termination	Reason	in Control
Name	Payments Upon Termination	$	$	$	$	$
Attiazaz (“Bob”) Din	Severence (1)	1,950,000	0	0	3,250,000	2,600,000
	Automobile	155,295	0	0	155,295	155,295
	Accrued Vacation Pay	351,569	351,569	351,569	351,569	351,569
	Accrued Bonus	0	0	0	0	0
	Health Care	55,516	0	0	55,516	55,516
	Disability Income	(3)
	Life Insurance Benefits (4)	200,000	0	0	0	0
Javed Latif	Severence (2)	87,500	0	0	87,500	87,500
	Accrued Vacation Pay	25,113	25,113	25,113	25,113	25,113
	Accrued Bonus	18,750	18,750	18,750	18,750	18,750
	Health Care	0	0	0	0	0
	Disability Income	(3)
	Life Insurance Benefits (4)	175,000	0	0	0	0

Kevin B. Schatzle	Severence	0	0	0	0	0
	Accrued Vacation Pay	4,059	4,059	4,059	4,059	4,059
	Accrued Bonus	12,500	12,500	12,500	12,500	12,500
	Health Care	0	0	0	0	0
	Disability Income	(3)
	Life Insurance Benefits (4)	150,000	0	0	0	0

David Mochalski	Severence	0	0	0	0	0
	Accrued Vacation Pay	15,672	15,672	15,672	15,672	15,672
	Accrued Bonus	18,750	18,750	18,750	18,750	18,750
	Health Care	0	0	0	0	0
	Disability Income	(3)
	Life Insurance Benefits (4)	150,000	0	0	0	0

Richard R. Emil	Severence	0	0	0	0	0
	Accrued Vacation Pay	9,379	9,379	9,379	9,379	9,379
	Accrued Bonus	25,000	25,000	25,000	25,000	25,000
	Health Care	0	0	0	0	0
	Disability Income	(3)
	Life Insurance Benefits (4)	150,000	0	0	0	0

(1)	Based upon Mr. Din's employment contract.
(2)	Based upon Mr. Latif's employment contract.
(3)	The Company has a long-term group insurance policy that pays 60% of salary with a maximum of $60,000 annually beginning 90 days after disability and lasting until normal retirement as defined by Social Security Retirement Act.
(4)	The Company has a long-term group insurance policy that pays 100% of salary with a maximum of $200,000.

Employment Agreements

    Mr. Din’s employment agreement with the Company was originally entered into as of March 1, 1996, and was amended in April 1997 and October 2004. Upon the request of Mr. Din, the Company is obligated to include him as a management nominee for election to the Board of Directors during the term of such agreement and for a period of five (5) years thereafter. His employment agreement, as amended to date, provides for an annual base salary of $650,000 per year, effective October 1, 2004. As part of his employment, Mr. Din is entitled to a bonus equal to 3.5% of the Company’s pre-tax net income (if $4.5 million or greater) and his employment agreement terminates on the later of (i) the fifth anniversary of the date the agreement was entered into, or (ii) five years following the date on which either Mr. Din or the Company gives a notice of non-renewal or termination. Mr. Din’s employment agreement also contains severance payments and benefits upon termination of his employment in certain circumstances. Mr. Din’s agreement prohibits him from competing with the Company for five years following the date of his termination. Pursuant to his employment agreement, Mr. Din is obligated, subsequent to his termination, to offer first to the Company any block of 100,000 shares or more of the Company’s common stock offered by him for sale, if offered for sale other than pursuant to an over-the-counter or exchange transaction. Mr. Din’s agreement also contains confidentiality, intellectual property rights and dispute resolution provisions.

    On March 28, 2002, the Company entered into a one year employment agreement with Mr. Schatzle that provided for an annual base salary of $150,000 and provided for quarterly bonuses at the discretion of the Chief Executive Officer and Board of Directors, conditional upon the Company’s cumulative pre-tax income being positive at the time of bonus consideration. The agreement automatically renewed at the end of the initial term (March 17, 2003) on a month-to-month basis until terminated in accordance with its terms. Mr. Schatzle’s employment agreement also contains (i) certain non-competition and non-solicitation provisions that expire six (6) months after termination of such agreement and (ii) a dispute resolution provision.  On May 30, 2007, the Company implemented  a bonus plan based on meeting certain targets of quarterly net income for the period from April 1, 2007 through March 31, 2008.  Under the plan, Mr. Schatzle will earn a minimum guaranteed draw of $100,000 without regard for Company profitability and has the potential to earn annually from $150,000 to $217,500 based upon the Company’s quarterly net income.  Minimum guaranteed draws are offset by any bonus that Mr. Schatzle would otherwise be entitled.

    On March 28, 2002, the Company entered into an employment agreement with Mr. Latif that provided for an annual base salary of $150,000 and provided for quarterly bonuses at the discretion of the Chief Executive Officer and Board of Directors, conditional upon the Company’s cumulative pre-tax net income being positive at the time of bonus consideration. The agreement automatically renewed at the end of the initial term (July 31, 2003) on a month-to-month basis until terminated in accordance with its terms. Mr. Latif’s employment agreement also contains (i) certain non-solicitation provisions that expire eighteen (18) months after termination of such agreement and (ii) a dispute resolution provision. Effective April, 2005, Mr. Latif’s annual base salary was increased to $175,000.  On May 30, 2007, the Company implemented a bonus plan based on meeting certain targets of quarterly net income for the period from April 1, 2007 through March 31, 2008.  Under the plan, Mr. Latif' will earn a minimum guaranteed draw of $100,000 without regard for Company profitability and has the potential to earn annually from $175,000 to $253,750 based upon the Company’s quarterly net income.  Minimum guaranteed draws are offset by any bonus that Mr. Latif' would otherwise be entitled.

    On May 28, 2002, the Company entered into a month-to-month employment agreement with Mr. Mochalski that provided for an annual base salary of $120,000 and provided for quarterly bonuses at the discretion of the Chief Executive Officer and Board of Directors, conditional upon the Company’s cumulative pre-tax net income being positive at the time of bonus consideration. Mr. Mochalski’s employment agreement also contains (i) certain non-competition and non-solicitation provisions that expire six (6) months after termination of such agreement and (ii) a dispute resolution provision. Effective October 1, 2004, Mr. Mochalski’s annual base salary was increased to $135,000.  On April 9, 2007, the Company implemented a bonus plan based on meeting certain targets of quarterly net income for the period from April 1, 2007 through March 31,2008.  Under the plan, Mr. Mochalski will earn a minimum guaranteed draw of $65,000 without regard for profitability and has the potential to earn annually from $65,000 to $94,250 based on quarterly net income.  Minimum guaranteed draws are offset by any bonus that Mr. Mochalski' would otherwise be entitled.

       On September 27, 2006, the Company and Mr. Emil entered into an employment agreement covering the period from April 1, 2006 through March 31, 2007. Pursuant to the terms of the employment agreement, Mr. Emil receives base compensation of $150,000 annually and is eligible to participate in a discretionary performance-based bonus program that provides quarterly bonuses of up to an aggregate annual amount of $75,000. In addition, Mr. Emil receives a 2% commission on all service sales that he generates and 0.5% on all service sales generated by employees reporting to him. Mr. Emil’s employment agreement contains provisions regarding (i) certain non-competition and non-solicitation provisions that expire one (1) year and six (6) months respectively after termination of such agreement and (ii) a dispute resolution provision.  On May 30, 2007, the Company implemented a  bonus plan based on meeting certain targets of quarterly net income for the period from April 1, 2007 through March 31,2008.  Under the plan, Mr. Emil has the potential to earn annually from $100,000 to $145,000 based on quarterly net income.

Other Compensation Arrangements

     401(K) PLAN

             Effective as of July 1993, the Company adopted the En Pointe Technologies, Inc. Employee Savings Plan (the ‘‘401(k) Plan’’), which is a retirement profit sharing plan that covers all U.S. employees of the Company who are 21 years old or older and have completed at least six months of service. The 401(k) Plan provides that employees may elect to defer, in the form of contributions to the 401(k) Plan, up to 20% of the total compensation that would otherwise be paid to the employee, not to exceed $15,500 in 2007 (subject to adjustments annually as provided in the Internal Revenue Code).

             The Company may make discretionary matching contributions to the 401(k) Plan, but the Company has not made any contributions to the 401(k) Plan to date. Contributions are held under a group annuity contract and are invested in selected eligible investments. Employee contributions are fully-vested and non-forfeitable at all times.

Directors’ Compensation

    The Compensation Committee uses cash, and not equity, compensation to attract and retain qualified candidates to serve on the Board of Directors. In setting director compensation, the Compensation Committee considers the significant amount of time that directors expend in fulfilling their duties to the Company as well as the skill-level required by the Company of members of the Board of Directors. Each non-employee director is entitled to receive $1,500 per month for services as a director. Additionally, committee members receive $350 monthly for each committee upon which they serve. The Compensation Committee also awards directors bonuses based on the attainment of certain profitability targets by the Company.

       During fiscal 2007, each of the Company’s six outside directors for their first six months of service received cash compensation of $1,000 per month which was raised to $1,500 thereafter.  Each of the Company’s outside committee members was also entitled to receive monthly cash compensation of $350 for every committee on which the respective director served. During fiscal 2007, quarterly bonuses for the December and September quarters of fiscal 2007 were paid to the outside directors based on the Company meeting net income targets of  approximately $350,000 quarterly that amounted to $17,595 and 19,800 respectively.

					Change in
					Pension
					Value and
				Non-Equity	Nonqualified
	Fees			Incentive	Deferred	(1)
	Earned or			Plan	Compen-	All Other
	Paid in	Stock	Option	Compen-	sation	Compen-
	Cash	Awards	Awards	sation	Earnings	sation	Total
NAME AND PRINCIPAL POSITION	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

Attiazaz ("Bob") Din (2)	--	--	--	--	--	--	--
Naureen Din	15,000	--	--	3,975	--	--	18,975
Zubair Ahmed (3)	23,400	--	--	3,975	--	--	27,375
Mark Briggs	15,000	--	--	3,975	--	--	18,975
Edward O. Hunter (4)	27,600	--	--	8,490	--	--	36,090
Mansoor S. Shah (5)	31,800	--	--	8,490	--	--	40,290
Timothy J. Lilligren (6)	31,800	--	--	8,490	--	--	40,290

Notes:
  (1) In accordance with SEC rules, “All Other Compensation” in the form of perquisites and other personal benefits has been omitted where the aggregate amount of such perquisites and other personal benefits was less than $10,000.

  (2) As Chief Executive Officer and President of the Company, Mr. Din receives no separate compensation in the form of meeting fees or retainer fees for his service on the Board                     of Directors or any subsidiary of the Company.  All of Mr. Din's compensation is reflected in the Summary Compensation Table.

(3) Mr. Ahmed is a member of the Nominating Committee.
(4) Mr. Hunter is a member of the Compensation and Audit Committees. Mr. Hunter also serves on the Board of Ovex Technologies (PVT)
Limited , a majority-owned subsidiary of the Company, and received fees of $15,500 in thatcapacity (which fees are not reflected in the foregoing table) .
(5) Dr. Shah is the Chairman of the Board and a member of the Compensation, and Audit Committees.
(6) Mr. Lilligren is a member of the Nominating, Compensation and Audit Committees. Mr. Lilligren also serves on the Board of En Pointe Technologies
India Pvt. Ltd., a wholly-owned subsidiary of the Company, and earned fees of $1,458 in that capacity (which fees are not reflected in the foregoing table).

     The following table shows the grants of awards under the Company’s non-equity incentive payouts plan to the Named Directors during the fiscal year ended September 30, 2007:

		Estimated Possible Payouts
		Under Non-Equity Incentive
		Plan Awards
	Grant		$
NAME AND PRINCIPAL POSITION	Date	Min	Target	Max
(a)	(b)	(c)	(d)	(e)
Nureen Din	04/01/07	--	2,250	4,050
Zubair Ahmed	04/01/07	--	2,250	4,050
Mark Briggs	04/01/07	--	2,250	4,050
Ed Hunter	04/01/07	--	4,350	7,830
Mansoor Shah	04/01/07	--	4,350	7,830
Tim Lilligren	04/01/07	--	4,350	7,830

Target % estimate of bonus at $350,000 quarterly profit			100%
Target % estimate of bonus at $2,000,000 quarterly profit				145%

REPORT OF THE AUDIT COMMITTEE

    Pursuant to a meeting of the Audit Committee on December 18, 2007, the Audit Committee reports that it has: (i) reviewed and discussed the Company’s audited financial statements with management; (ii) discussed with the independent auditors the matters (such as the quality of the Company’s accounting principals and internal controls) required to be discussed by Statement on Auditing Standards No. 61; and (iii) received written confirmation from Rose, Snyder & Jacobs, CPA corporation, that it is independent and written disclosures regarding such independence as required by Independence Standards Board Standard No. 1, and discussed with the auditors the auditors’ independence. Based on the review and discussions referred to in items (i) through (iii) above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s annual report for the Company’s fiscal year ended September 30, 2007.

    The Audit Committee of the Board of Directors
    Timothy Lilligren
    Edward Hunter
    Mansoor Shah

PRINCIPAL ACCOUNTANT FEES AND SERVICES

       In the second quarter of fiscal 2006, Rose, Snyder & Jacobs, CPA Corporation (“RSJ”) replaced BDO Seidman LLP (“BDO”) as the Company's independent auditors and provided audit services to the Company, including the examination of the Company's consolidated financial statements for the year ended September 30, 2006 and a review of the Company's consolidated financial statements included in the Company's quarterly report on Form 10-Q filed with the SEC for the second and third fiscal quarters of the year. A representative of RSJ is expected to attend the 2008 Annual Meeting, is expected to have an opportunity to make a statement and is expected to be available to respond to appropriate questions from stockholders.

       The Audit Committee has selected RSJ to the audit the Company’s consolidated financial statements for fiscal 2008.

Change in Auditors

    On March 22, 2006, the Company notified BDO, its prior auditors, that the firm was dismissed as its independent registered public accounting firm effective immediately.  The reports of BDO on the financial statements of the Company for the fiscal year ended September 30, 2005 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.  The decision to change independent registered public accounting firms was approved by the members of the Audit Committee of the Board of Directors of the Company.

    During the fiscal years ended September 30, 2005 and through March 22, 2006, there were no disagreements with BDO on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of BDO, would have caused it to make reference thereto in its reports on the financial statements for such years.  Additionally, during the fiscal year ended September 30, 2005 and through March 22, 2006, there were no reportable events (as defined in Regulation S-K, Item 304(a)(1)(v)).

    On March 22, 2006, the Company engaged RSJ as its new independent registered public accounting firm effective immediately.  Prior to appointment as its independent registered public accounting firm, the Company had not consulted RSJ on any of the matters referenced in Regulation S-K Item 304(a)(2).

Independent Auditor Fees

    The following table represents aggregate fees billed to the Company for fiscal 2007 and 2006 by RSJ, the Company’s principal accounting firm.

	Fiscal 2007	Fiscal 2006
Audit Fees	$180,900	$150,050
Audit-Related Fees	11,000	--
Tax Fees	--	--
All Other Fees	--	--
Total Fees	$191,900	$150,050

    All services rendered by RSJ were permissible under applicable laws and regulations, and were pre-approved by the Audit Committee.  Pursuant to SEC rules, the fees billed by RSJ for services are disclosed in the table above under the categories listed below.

●
Audit Fees— These are fees for professional services performed by RSJ for the audit of the Company’s annual financial statements and for the review of financial statements included in the Company’s Form 10-Q filings and services that are normally provided in connection with statutory and regulatory filings or engagements.

●	Audit- Related Fees— These are fees in conjunction with the Company’s benefit plan audit.

    These services are actively monitored (both spending level and work content) by the Audit Committee to maintain the appropriate objectivity and independence in RSJ, which is the audit of the Company’s consolidated financial statements.   The Audit Committee has determined that the provision of services, in addition to audit services, rendered by RSJ and the fees paid therefore in fiscal 2007 were compatible with maintaining RSJ’s independence.

Policy on Audit Committee Pre-Approval of Audit Services and Permissible Non-Audit Services of Independent Auditors

    The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services performed by the independent auditors. These services may include audit services, audit-related services, tax services and other services. For audit services, the independent auditor provides the Audit Committee with an audit plan including proposed fees in advance of the annual audit. The Audit Committee approves the plan and fees for the audit.

    For non-audit services, the Company’s senior management will submit from time to time to the Audit Committee for approval non-audit services that it recommends the Audit Committee engage the independent auditor to provide during the fiscal year. The Company’s senior management and the independent auditor will each confirm to the Audit Committee that each non-audit service is permissible under all applicable legal requirements. A budget, estimating non-audit service spending for the fiscal year, will be provided to the Audit Committee along with the request. The Audit Committee must approve both permissible non-audit services and the budget for such services.

STOCKHOLDER PROPOSALS

       Any stockholder desiring to submit a proposal for action at the 2008 Annual Meeting of Stockholders and presentation in the Company’s Proxy Statement with respect to such meeting should arrange for such proposal to be delivered to the Company at its principal place of business no later than October 14, 2008 in order to be considered for inclusion in the Company’s proxy statement relating to that meeting. Matters pertaining to such proposals, including the number and length thereof, eligibility of persons entitled to have such proposals included and other aspects are regulated by the Securities Exchange Act of 1934, Rules and Regulations of the Securities and Exchange Commission and other laws and regulations to which interested persons should refer.

       Additionally, if the Company is not provided notice of stockholder proposal, which the stockholder has not previously sought to include in the Company’s proxy statement, by December 28, 2008, the Company will be allowed to use its discretionary voting authority when the proposal is raised at the meeting, without any discussion of the matter in the proxy statement.
OTHER MATTERS

       Management is not aware of any other matters to come before the meeting. If any other matter not mentioned in this Proxy Statement is brought before the meeting, the proxy holders named in the enclosed Proxy will have discretionary authority to vote all proxies with respect thereto in accordance with their judgment.

By Order of the Board of Directors

Bob Din
CHIEF EXECUTIVE OFFICER

February 11, 2008

       THE ANNUAL REPORT TO STOCKHOLDERS OF THE COMPANY FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2007 IS THE COMPANY’S ANNUAL REPORT ON FORM 10-K WHICH WAS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 17, 2007, AND WHICH IS BEING MAILED CONCURRENTLY WITH THIS PROXY STATEMENT (WITHOUT EXHIBITS) TO ALL STOCKHOLDERS OF RECORD AS OF JANUARY 17, 2008. THE ANNUAL REPORT IS NOT TO BE REGARDED AS PROXY SOLICITING MATERIAL OR AS A COMMUNICATION BY MEANS OF WHICH ANY SOLICITATION IS TO BE MADE.

APPENDIX A

EN POINTE TECHNOLOGIES, INC.
AMENDED AND RESTATED AUDIT COMMITTEE CHARTER
AS OF MARCH 2007

MISSION STATEMENT
Our audit committee (“Committee”) will assist our Board of Directors (“Board”) and to a certain extent, our Company officers and general management team (“Management”), in fulfilling their oversight responsibilities. Our Committee will review our financial reporting process, our system of internal control, our audit process, and our process for monitoring compliance with laws and regulations and with our code of conduct. In performing its duties, our Committee will maintain effective working relationships with our Board, Management, and our external auditors.

ORGANIZATION
The Committee shall consist of three or more members who shall be “independent” within the meaning of the Nasdaq Marketplace Rules (during such time as the Company’s capital stock is quoted on the Nasdaq Stock Market), Section 10A(m)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”), and the rules and regulations of the SEC.

None of the members shall have participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three years.
As a prerequisite, each member must be able to read and understand fundamental financial statements at the time of appointment.
-At least one member will have or have had prior employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in such member’s “financial sophistication.”  This experience shall include any one of the following:
•
education and experience as a principal financial officer, principal accounting officer, controller, public accountant or auditor, or experience in positions that involve the performance of similar functions;

•	experience actively supervising a principal financial officer, principal accounting officer, controller, public accountant, auditor or person performing similar functions;
•	experience overseeing or assessing the performance of companies or public accountants with respect to the preparation, auditing or evaluation of financial statements; or
•	other relevant experience (note the Company will have to identify the relevant experience if relying on this).
In addition, the “financially sophisticated” member shall possess all of the following attributes:
•	an understanding of generally accepted accounting principles and financial statements;
•	the ability to assess the general application of such principles in connection with accounting for estimates, accruals and reserves;
•
experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the company’s financial statements, or experience actively supervising one or more persons engaged in such activities;

•	an understanding of internal control over financial reporting; and an understanding of audit committee functions.

Our Committee will meet, as frequently as circumstances dictate, but no less than four times a year on a quarterly basis in conjunction with our preparation and public release of financial information in the form of 10-Qs, 10-Ks, and specially called meetings in conjunction with other public releases which involve significant public financial disclosure. Our Committee members will be appointed in connection with the annual election of the Board by the shareholders. The Board will appoint the members and the Committee’s chairperson upon the recommendation of the Nominating Committee to serve for a one-year terms.

The Company shall provide the Committee with such funding as the Committee reasonably decides is adequate for the engagement, management and retention of the Company’s independent auditors and the performance of the Committee’s other functions as detailed in this Charter, including ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

ROLES AND RESPONSIBILITIES

Internal Control
Evaluate whether our Management is setting the appropriate tone at the top by communicating the importance of internal control and ensuring that all individuals possess an understanding of their roles and responsibilities;
Focus on the extent to which the external auditors review computer systems and applications, the security of such systems and applications, and the contingency plan for processing financial information in the event of a systems breakdown;
Review on a continuing basis the adequacy of the Company’s system of internal controls, including meeting periodically with Management and the independent auditors to review the adequacy of such internal controls and to review before filing any periodic report, the disclosure regarding such system of internal controls contained in the certifications by the Company’s chief executive officer and chief financial officer and the attestations or reports by the independent auditors relating to the adequacy of such internal controls contained in the Company’s annual report.
Ensure that the external auditors keep the Committee informed about fraud, illegal acts, deficiencies in internal control, and certain other matters.
Establish procedures for (i) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters and (ii) the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters.

Financial Reporting
Review significant accounting and reporting issues, including recent professional and regulatory pronouncements, and understand their impact on the financial statements;
Ask Management and the external auditors about significant risks and exposures and the plans to minimize such risks;
Review the annual and interim financial statements and determine whether they are complete and consistent with the information known to Committee members, and assess whether the financial statements reflect appropriate accounting principles;
Meet at least annually with Management and the external auditors to review the financial statements and the results of the audit or quarterly review;
Review with financial Management and the independent auditors their judgement about the quality, not just acceptability, of accounting principles and the clarity of the financial disclosure practices used or proposed to be used and particularly, the degree of aggressiveness or conservatism of the Company’s accounting principles and underlying estimates and other significant decisions made in preparing the financial statements;
Review with financial Management and the independent auditors the results of their analysis of significant financial reporting issues and practices, including changes in or adoptions of accounting principles and disclosure practices, review significant period-end adjustments and discuss any other matters required to be communicated to the Committee by the auditors;
Review the MD&A and other sections of the annual and interim reports before there release and consider whether the information is adequate and consistent with members’ knowledge about the Company and its operations; and
Ensure that the external auditors communicate certain required matters, including those set forth in AICPA SAS 61 to the Committee.

Compliance With Laws And Regulations
Review the effectiveness of our system for monitoring compliance with laws and regulations and the results of Management’s investigation and follow-up (including disciplinary action) on any fraudulent acts or accounting irregularities;
Receive any complaints or reports by outside legal counsel regarding evidence of material violations of securities laws or breaches of fiduciary duties as required by rules and regulations promulgated by the Securities and Exchange Commission (the “SEC”).
Periodically obtain updates from Management, general counsel and tax director regarding compliance;
Be satisfied that all regulatory compliance matters have been considered in the preparation of the financial statements; and
Review the findings of any examinations by regulatory agencies such as the SEC.

Compliance with Code of Conduct
Participate in implementing the Company’s written code of conduct applicable to all directors, officers and employees that complies with both the requirements of the Nasdaq Stock Market and the rules and regulations promulgated by the SEC. Ensure  that all employees are aware of the code of conduct;
Evaluate whether Management is setting the appropriate tone at the top by communicating the importance of the code of conduct and the guidelines for acceptable business practices;
Review the program for monitoring compliance with the code of conduct; and
Periodically obtain updates from Management and general counsel regarding compliance.

External Audit
Approve in advance the engagement of the external auditors and review the auditors’ proposed audit scope and approach;
Pre-approve all audit and non-audit services provided to the Company by the external auditors (or subsequently approve non-audit services in those circumstances where a subsequent approval is necessary or permissible under the rules promulgated by the SEC).  The Committee may, at its discretion, establish written policies and procedures for the pre-approval of audit and non-audit service engagement arrangements, provided the policies are detailed as to the particular service, the Committee is informed of each service and the policies do not delegate the Committee’s responsibilities to management.;
Review the performance and services of the external auditors and appoint or discharge the external auditors;
Review and confirm the independence of the external auditors by reviewing the non-audit services provided and the auditors’ assertion of their independence in accordance with Independence Standards Board Standard 1; and
The Committee has the ultimate authority and responsibility to appoint, set compensation for, retain,  evaluate and, where appropriate, replace the external auditors (or to nominate the external auditors to be proposed for shareholder approval in the proxy statement) and approve any audit, review or attestation services  performed by any public accounting firm).

Other Responsibilities
Review and approve in advance all related party transactions as such transactions are required to be disclosed pursuant to Item 404 of Regulation S-K under the Securities Act of 1933, as amended.  The Committee may, at its discretion, establish written policies and procedures for the approval of related party transactions.
Meet with the external auditors and Management in separate executive sessions to discuss any matters that the Committee or these groups believe should be discussed privately;
Ensure that significant findings and recommendations made by the external auditors are received and discussed on a timely basis;
Review, with our company counsel, any legal matters that could have a significant impact on our financial statements;
Review the policies and procedures in effect for considering officers’ expenses and perquisites;
If necessary, institute special investigations and, if appropriate, hire special counsel or experts to assist;
Perform other oversight functions as requested by the full Board; and
Review and update the charter at least annually; receive approval of changes from the Board.

Reporting Responsibilities
Regularly update the Board about Committee activities and make appropriate recommendations; and
Annually prepare a report to shareholders as required by the SEC. The report should be included in the Company’s annual proxy statement, as applicable.

Members of the Committee shall receive such fees, if any, for their service as Committee members as may be determined by the Board in its sole discretion.  Such fees may include retainers or per meeting fees.  Fees may be paid in such form of consideration as determined by the Board.

Members of the Committee (and their family members) may not receive any compensation, including fees for professional services, from the Company except the fees that they receive for service as a member of the Board or any committee thereof and reasonable expense reimbursement.

PROXY
EN POINTE TECHNOLOGIES, INC.
PROXY SOLICITED BY THE BOARD OF DIRECTORS
ANNUAL MEETING OF THE STOCKHOLDERS—MARCH 11, 2008

         The undersigned hereby nominates, constitutes and appoints Attiazaz “Bob” Din and Zubair Ahmed, and each of them individually, the attorney, agent and proxy of the undersigned, with full power of substitution, to vote all stock of EN POINTE TECHNOLOGIES, INC. which the undersigned is entitled to represent and vote at the 2008 Annual Meeting of Stockholders of the Company to be held in the Main Conference Room at the Company’s Headquarters, 18701 Figueroa Street, Gardena, California 90248, on Tuesday, March 11, 2008, at 8:00 a.m., and at any and all adjournments or postponements thereof, as fully as if the undersigned were present and voting at the meeting, as follows:
               THE DIRECTORS RECOMMEND A VOTE “FOR” ITEM 1

     1. Election of Directors

/ / FOR all nominees listed below	/ / WITHHOLD AUTHORITY to vote for all nominees listed below
(EXCEPT AS MARKED TO THE CONTRARY BELOW)

    Election of the following nominees as directors: Attiazaz “Bob” Din, Naureen Din, Zubair Ahmed, Mark Briggs, Mansoor Shah, Timothy Lilligren and Edward Hunter

(INSTRUCTIONS: To withhold authority to vote for any nominee, print that nominee’s name in the space provided below.)

      __________________________________________________________________________________

    In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof, including procedural matters and other matters relating to the conduct of the meeting..

          IMPORTANT—PLEASE SIGN AND DATE AND RETURN PROMPTLY

         THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. WHERE NO DIRECTION IS GIVEN, SUCH SHARES WILL BE VOTED “FOR” THE ELECTION OF THE DIRECTORS NAMED ON THE REVERSE SIDE OF THIS PROXY.

         Date                     , 2008

(Signature of stockholder)

Please sign your name exactly as it
appears hereon. Executors,
of corporations and others signing
in a fiduciary capacity should
state their full titles as such.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO SIGN AND RETURN THIS PROXY, WHICH MAY BE REVOKED AT ANY TIME PRIOR TO ITS USE.